Exhibit 99.1

NHC Announces $25 Million Stock Repurchase Programs

For release:  May 11, 2015

Contact:  Gerald Coggin, Sr. VP of Corporate Relations

Phone: (615) 890-2020

MURFREESBORO, Tenn. – National HealthCare Corporation (NYSE MKT: NHC, NHC.PRA), announces that its Board of Directors, at a regularly scheduled meeting, has authorized two new stock repurchase programs.  One of the programs will allow for repurchases of up to $25 million of its common stock  and the other program will allow for the repurchase of up to $25 million of its preferred stock.  Both of the new stock purchase plans expire on August 31, 2016. These stock purchase plans replace the stock purchase plan previously approved by the Board of Directors on August 5, 2014.

Under the common stock repurchase program, the Company may repurchase its common stock from time to time, in amounts and at prices the Company deems appropriate, subject to market conditions and other considerations.  Under the preferred stock repurchase program, the Company may repurchase its preferred stock from time to time, in amounts and at prices the Company deems appropriate, subject to market conditions and other considerations.  The Company’s repurchases may be executed using open market purchases, privately negotiated agreements or other transactions.  The Company intends to fund repurchases under the new stock repurchase programs from cash on hand, available borrowings or proceeds from potential debt or other capital market sources. The stock repurchase programs may be suspended or discontinued at any time without prior notice.  The Company will provide an update regarding any purchases made pursuant to the stock repurchase programs each time it reports its results of operations.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC’s best judgment as of the date of this release.

About NHC

NHC affiliates operate for themselves and third parties 74 long-term health care centers with 9,357 beds.  NHC affiliates also operate 36 homecare programs, five independent living centers and 18 assisted living communities.  NHC’s other services include Alzheimer’s units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.nhccare.com.  The reference to our website is not intended to incorporate our website into this press release.